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                                                                   EXHIBIT 10.11

                                PROMISSORY NOTE

$5,000,000.00                                                       June 1, 1998


         For value received, Splitrock Services, Inc. (hereinafter called "Maker") promises and agrees to pay to the order of Linsang Partners, L.L.C. (hereinafter called "Payee") at its offices at Landover, Maryland, in lawful money of the United States of America the sum of five million dollars ($5,000,000.00) together with interest thereon from the date hereof until maturity at a fixed rate of nine and three-fourths (9 3/4%) percent per annum.

         All past due principal and interest shall bear interest at a rate per annum which is one percent (1%) per annum above the prematurity rate specified above (but in no event to exceed the maximum rate of nonusurious interest allowed from time to time by law as now, or to the extent allowed by law) from maturity until paid. Unless otherwise provided, interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days (including the first but excluding the last day) elapsed unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of 365 or 366 days, as the case may be.

         This note is due and payable as follows to wit:

         Accrued interest payable on July 1, 1998 and continuing on the first
         (1st) day of each successive month thereafter until paid in full. Principal is due and payable upon third (30) days written demand, but if no demand is made, then not later than December 31, 2002.

         If any installment or payment of principal or interest of this note is not paid when due; or if Maker becomes insolvent (however, such insolvency may be evidenced); be dissolved, wound up, liquidated or otherwise terminated; at the option of Payee, this note shall become and be due and payable forthwith upon written demand following thirty (30) days notice of nonpayment or such other event.

         Maker reserves the option of prepaying the principal of this note, in whole or in part, at any time after the date hereof without penalty. At the option of Payee, it may demand (at any time at or after prepayment) all accrued and unpaid interest with respect to the principal amount prepaid through the date of prepayment. All payments hereunder, whether designated as payments of principal or interest, shall be applied to the principal or interest of this note or to expenses provided for herein, or any combination of the foregoing, as directed by Payee at its option.






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         Unless otherwise specified below, this note shall be construed under and governed by the laws of the State of Texas



                                        MAKER:


                                        Splitrock Services, Inc.


                                   BY:  /s/ WILLIAM R. WILSON
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                                        William R. Wilson, President






















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